[GRAPHIC ELIMINATED]

                      WNC HOUSING TAX CREDIT FUND VI, L.P.,
                                    SERIES 11
                         Supplement Dated July 12, 2004
                       To Prospectus Dated January 5, 2004


         This supplement is part of, and should be read in conjunction with, the prospectus of WNC Housing Tax Credit Fund VI, L.P., Series 11.

TABLE OF CONTENTS

                                                                            Page
Status of Series 11 Offering...................................................1
Local Limited Partnership Investments..........................................3
Federal Income Tax Considerations..............................................7

STATUS OF SERIES 11 OFFERING

         Series 11 is now offering a maximum of 25,000 Units on the terms set forth in the prospectus. As of the date hereof, Series 11 has received subscriptions in the amount of $7,883,000 (7,883 Units). Of the total, $165,000 currently is represented by investor promissory notes.

LOCAL LIMITED PARTNERSHIP INVESTMENTS

         Series 11 has acquired or identified for acquisition interests in:

o        Cottonwood Townhomes, L.P., an Arkansas limited partnership;
o        FDI-BB 2003, Ltd., a Texas limited partnership;
o        FDI-CC 2003, Ltd. a Texas limited partnership;
o        FDI-WC 2003, Ltd., a Texas limited partnership;
o        Helisa Square LDHA, L.P., a Michigan limited partnership;
o        Memphis 150 L.P. 2003, a Tennessee Limited Partnership;
o        Ottawa Gracefield Limited Partnership, an Illinois Limited Partnership;
         and
o        Staples Square Apartments, a Minnesota Limited Partnership.

These entities are referred to herein as local limited partnerships.

o        Cottonwood owns the Cottonwood Townhomes in Forrest City, Arkansas;
o        FDI-BB owns the Bayou Bend Apartments in Waller, Texas;
o        FDI-CC owns the Cedar Cove Apartments in Sealy, Texas;
o        FDI-WC owns the Willowchase Apartments  in Hempstead, Texas;
o        Helisa owns the Helisa Square Apartments located in Detroit, Michigan;
o        Memphis owns the Memphis 150 Homes in Memphis, Tennessee;
o        Ottawa owns the Gracefield Apartments in Ottawa, Illinois; and
o        Staples owns the Staples Square Apartments in Staples, Minnesota.

         WNC & Associates, Inc. believes that Series 11 is reasonably likely to acquire and retain an interest in the local limited partnerships identified herein. However, Series 11 may not do so as a result of one or more factors. For example, a local limited partnership identified herein may fail to satisfy one or more conditions precedent to the investment of Series 11. Series 11 may fail to raise additional capital necessary to complete the purchase of the local limited partnerships. Moreover, the terms of an acquisition may differ from those as described. Accordingly, investors should not rely on the ability of



      THIS SUPPLEMENT IS TO BE USED ONLY IN ARIZONA, MAINE, MASSACHUSETTS,
        MINNESOTA, MISSOURI, NEBRASKA, PENNSYLVANIA, TENNESSEE OR TEXAS

Series 11 to acquire or retain an investment in the local limited partnerships identified herein on the indicated terms in deciding whether to invest in Series 11.

         The following tables contain information concerning the local limited partnerships identified herein and their respective properties:

----------------------------------------------------------------------------------------------------------------------
                                         ESTIMATED
                                         OR ACTUAL    ESTIMATED                              PERMANENT    ANTICIPATED
              PROJECT                    CONSTRUC-    DEVELOPMENT                            MORTGAGE     AGGREGATE
LOCAL         NAME AND                   TION         COST         NUMBER OF     BASIC       LOAN         TAX
LIMITED       NUMBER        LOCATION     COMPLETION   (INCLUDING   APARTMENT     MONTHLY     PRINCIPAL    CREDITS
PARTNERSHIP   OF BUILDINGS  OF PROPERTY  DATE         LAND COST)   UNITS         RENTS       AMOUNT       (1)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
COTTONWOOD    Cottonwood    Forrest      December     $2,964,042   11 1BR Units  $350        $1,891,000   $1,405,400
              Townhomes     City         2004                      33 2BR Units  $390        RD (2)
                            (St. Francis
                            County),
              2 buildings   Arkansas
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
FDI-BB        Bayou Bend    Waller       November     $2,554,585   13 1BR Units  $293        $1,430,045   $1,198,120
(Bayou Bend)  Apartments    (Waller      2004                      43 2BR Units  $350        RD (4)
                            County),
              9 buildings   Texas                                                            $250,000
              (3)                                                                            HOME (5)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
FDI-CC        Cedar Cove    Sealy        November     $2,475,747   16 1BR Units  $286        $1,393,039   $1,209,310
(Cedar Cove)  Apartments    (Austin      2004                      38 2BR Units  $346        RD (4)
                            County),
              8 buildings   Texas                                                            $200,000
              (3)                                                                            HOME (6)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
FDI-WC        Willowchase   Hempstead    November     $2,534,158   8 1BR Units   $280        $1,466,173   $1,216,540
(Willowchase) Apartments    (Waller      2004                      32 2BR Units  $340        RD (4)
                            County),
              7 buildings   Texas                                                            $180,000
              (3)                                                                            TDHCA (7)

------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
HELISA        Helisa        Detroit      December     $1,726,000   2 2BR Units   $650        $500,000     $1,597,745
              Square        (Wayne       2004                      6 3BR Units   $750        CO (8)
              Apartments    County),                               4 4BR Units   $800
                            Michigan
              1 building
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
MEMPHIS       Memphis 150   Memphis      August       $5,158,590   90 3BR Units  $525-$625   $2,413,590   $3,660,630
              Homes         (Shelby      2005                                                Munimae (9)
                            County),
              90 single     Tennessee
              family homes
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
OTTAWA        Gracefield    Ottawa       April 2005   $1,585,923   9 1BR Units   $355-$498   $435,000     $843,820
              Apartments    (La Salle                              12 2BR Units  $445-$565   AMCORE
                            County),                               3 3BR Units   $518-$620   (10)
              2 buildings   Illinois
              (3)                                                                            $521,176
                                                                                             RD (11)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
STAPLES       Staples       Staples      August       $1,146,275   10 1BR Units  $520        $826,500     $371,113
              Square        (Wadena      2004                      2 2BR Units   $625        RD (4)
              Apartments    County),
                            Minnesota
              1  building
              (12)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------

1. Low income housing tax credits are available over a 10-year period. In the first credit year, Series 11 will receive only that percentage of the annual credit which corresponds to the number of months during which Series 11 was a limited partner of the local limited partnership, and during which the apartment complex was completed and in service. See the discussion under "The Low Income Housing Tax Credit - Utilization of the Low Income Housing Tax Credit" in the prospectus.

2. The U.S. Department of Agriculture, Rural Development will provide the mortgage loan for a term of 30 years at a market rate of interest prior to reduction of the interest rate by a mortgage interest subsidy to an annual rate of 1%. Principal and interest will be payable monthly based on a 35-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

3.   Rehabilitation property.

                                       2

4. The U.S. Department of Agriculture, Rural Development will provide the mortgage loan for a term of 50 years at a market rate of interest prior to reduction of the interest rate by a mortgage interest subsidy to an annual rate of 1%. Principal and interest will be payable monthly based on a 50-year amortization schedule.

5. HOME funds will be provided for the second mortgage loan. The term of the loan is 30 years at an annual interest rate of 1% per annum. Principal and interest will be payable monthly based on a 30-year amortization schedule.

6. HOME funds will be provided for the second mortgage loan. The term of the loan is 30 years at an annual interest rate of 3% per annum. Principal and interest will be payable monthly based on a 30-year amortization schedule.

7. TDHCA (Texas Department of Housing and Community Affairs) will provide the second mortgage loan for a term of 30 years at an annual interest rate of 1% per annum. Principal and interest will be payable monthly based on a 30-year amortization schedule.

8. Charter One Bank will provide the mortgage loan for a term of 30 years at an annual interest rate of 8.25% per annum. Principal and interest will be payable monthly based on a 30-year amortization schedule.

9. Midland Munimae will provide the mortgage loan for a term of 15 years at an annual interest rate of 8% per annum. Principal and interest will be payable monthly based on a 30-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

10. AMCORE Bank will provide the mortgage loan for a term of 30 years at an annual interest rate of 8% per annum. Principal and interest will be payable monthly based on a 30-year amortization schedule.

11. The U.S. Department of Agriculture, Rural Development will provide the mortgage loan for a term of 40 years at a market rate of interest prior to reduction of the interest rate by a mortgage interest subsidy to an annual rate of 1%. Principal and interest will be payable monthly based on a 40-year amortization schedule.

12.  Seniors' property.

Forrest City (Cottonwood): Forrest City is in St. Francis County, Arkansas on Interstate Highway 40, approximately 90 miles northeast of Little Rock and 50 miles southwest of Memphis, Tennessee. The population of Forrest City is approximately 14,500. The major employers for Forrest City residents are Boar's Head (meat processing), Claireston Manufacturing (garments), and Sanyo Manufacturing (televisions).

Waller (FDI-BB): Waller is in Waller County, Texas on US Highway 290, approximately 20 miles northwest of Houston. The population of Waller is approximately 9,800. The major employers for Waller residents are Prairie View A&M University (education), Lawrence Marshall (auto dealer), and Waller County (government).

Sealy (FDI-CC): Sealy is in Austin County, Texas on Interstate Highway 10, approximately 35 miles west of Houston. The population of Sealy is approximately 5,900. The major employers for Sealy residents are Stewart and Stevenson (manufacturing), Sealy ISD (education), and Williamette Industries (corrugated boxes).

Hempstead (FDI-WC): Hempstead is in Waller County, Texas on US Highway 290, approximately 30 miles northwest of Houston. The population of Hempstead is approximately 11,000. The major employers for Hempstead residents are Prairie View A&M University (education), Lawrence Marshall (auto dealer), and Waller County (government).

Detroit (Helisa): Detroit is in Wayne County, Michigan at the intersection of Interstate Highways 75, 94 and 96 in the southeastern part of the state on Lake St. Clair. The population of Detroit is approximately 939,000. The major employers for Detroit residents are Ford, General Motors and Chrysler.

Memphis: Memphis is in Shelby County, Tennessee in the southwest corner of Tennessee. The population of Memphis is approximately 610,000. The major employers for Memphis residents are Federal Express Corporation, the U.S. Government, and Memphis City Schools.

Ottawa: Ottawa is in LaSalle County, Illinois on Interstate Highway 80, approximately 80 miles southwest of Chicago. The population of Ottawa is approximately 18,000. The major employers for Ottawa residents are Walmart, Jefferson Elementary School, Ottawa High School, Illinois Valley Community College, and Hospital of Ottawa.

Staples: Staples is in Wadena County, Minnesota on U.S. Highway 10, approximately 60 miles northwest of St. Cloud. The population of Staples is approximately 3,000. The major employers for Staples residents are Staples Hospital, Central Lakes Technological College and Staples Motley School District.

-------------------------------------------------------------------------------------------------------------------
                                            LOCAL                          SHARING RATIOS:
LOCAL           LOCAL                       GENERAL        SHARING         ALLOCATIONS (4) AND
LIMITED         GENERAL       PROPERTY      PARTNER        RATIOS:         SALE OR REFINANCING  SERIES 11's CAPITAL
PARTNERSHIP     PARTNERS      MANAGER (1)   FEES (2)       CASH FLOW (3)   PROCEEDS (5)         CONTRIBUTION
--------------- ------------- ------------- -------------- --------------- -------------------- -------------------
COTTONWOOD      Sunbelt       Sunbelt       $320,311       Series 11:      99.98/.01/.01        $1,039,892
                Development   Development                  Greater of 15%  30/70
                Corporation   Corporation                  or $1,000
                (7)           (7)
                                                           LGP: 70%

                                                           The balance:
                                                           30% to Series
                                                           11 and 70% to
                                                           the LGP
--------------- ------------- ------------- -------------- --------------- -------------------- -------------------
FDI-BB          Fieser        Hamilton      $317,816       Series 11:      99.98/.01/.01        $874,453
(Bayou Bend)    Holdings,     Valley                       Greater of 15%  20/80
                Inc. (8)      Management,                  or $2,300
                              Inc. (9)
                                                           LGP: 70%

                                                           The balance:
                                                           20% to Series
                                                           11 and 80% to
                                                           the LGP
--------------- ------------- ------------- -------------- --------------- -------------------- -------------------
FDI-CC          Fieser        Hamilton      $314,319       Series 11:      99.98/.01/.01        $882,620
(Cedar Cove)    Holdings,     Valley                       Greater of 15%  20/80
                Inc. (8)      Management,                  or $1,400
                              Inc. (9)
                                                           LGP: 70%

                                                           The balance:
                                                           20% to Series
                                                           11 and 80% to
                                                           the LGP
--------------- ------------- ------------- -------------- --------------- -------------------- -------------------
FDI-WC          Fieser        Hamilton      $319,907       Series 11:      99.98/.01/.01        $887,897
(Willowchase    Holdings,     Valley                       Greater of 15%  20/80
                Inc. (8)      Management,                  or $1,700
                              Inc. (9)
                                                           LGP: 70%

                                                           The balance:
                                                           20% to Series
                                                           11 and 80% to
                                                           the LGP
--------------- ------------- ------------- -------------- --------------- -------------------- -------------------
HELISA          Shelborne     PM One (11)   $200,000       Series 11:      99.98/.01/.01        $1,170,508 (12)
                Development                                Greater of 15%  30/70
                Company, LLC                               or $4,000
                (10)
                                                           LGP: 70%

                                                           The balance:
                                                           20% to Series
                                                           11 and 80% to
                                                           the LGP
--------------- ------------- ------------- -------------- --------------- -------------------- -------------------

--------------- ------------- ------------- -------------- --------------- -------------------- -------------------
MEMPHIS         Harold E.     Buehler       $375,000       Series 11:      99.98/.01/.01        $2,708,521
                Buehler,      Enterprises,                 Greater of 15%  30/70
                Sr. and Jo    Inc. (14)                    or $7,000
                Ellen Buehler
                (13)                                       LGP: 70%

                                                           The balance:
                                                           10% to Series
                                                           11 and 90% to
                                                           the LGP
--------------- ------------- ------------- -------------- --------------- -------------------- -------------------

                                                      4

-------------------------------------------------------------------------------------------------------------------
                                            LOCAL                          SHARING RATIOS:
LOCAL           LOCAL                       GENERAL        SHARING         ALLOCATIONS (4) AND
LIMITED         GENERAL       PROPERTY      PARTNER        RATIOS:         SALE OR REFINANCING  SERIES 11's CAPITAL
PARTNERSHIP     PARTNERS      MANAGER (1)   FEES (2)       CASH FLOW (3)   PROCEEDS (5)         CONTRIBUTION
--------------- ------------- ------------- -------------- --------------- -------------------- -------------------
OTTAWA          Star Holdings Professional  $162,860       Series 11:      99.98/.01/.01        $607,490
                of Illinois,  Property                     Greater of 10%  25/75
                Illinois,     Management,                  or $1,000
                LLC (15)      LLC (16)
                                                           LGP: 70%

                                                           The balance:
                                                           30% to Series
                                                           11 and 70% to
                                                           the LGP
--------------- ------------- ------------- -------------- --------------- -------------------- -------------------
STAPLES         Curtis G.     CEPCO         $145,880       Series 11:      99.98/.01/.01        $270,912
                Carlosn Co.,  Management,                  Greater of 10%  25/75
                Inc. (17)     Inc. (18)                    or $750

                Mark Carlson                               LGP: 70%
                Co., Inc. (17)
                                                           The balance:
                Robert                                     25% to Series
                Carlson Co.,                               11 and 75% to
                Inc. (17)                                  the LGP
--------------- ------------- ------------- -------------- --------------- -------------------- -------------------

1. Each local limited partnership will employ either its local general partners or an affiliate of its local general partners, or a third party, as a property manager for leasing and management of the apartment complex. The fee payable generally is determined pursuant to market conditions.

2. Each local limited partnership will pay its local general partners or an affiliate of its local general partners fees for various services, including organization, development, land acquisition, syndication, incentive management and the like.

3. Reflects the plan of distributions for the net cash flow from operations, if any, of each local limited partnership for each year of operations. Net cash flow generally is equal to the excess of revenues over expenses, including the property manager's fee and any deferred amount thereof.

4. Subject to certain special allocations, reflects the respective percentage interests in profits, losses and low income housing tax credits of (i) Series 11, (ii) WNC Housing, L.P., the special limited partner, and (iii) the local general partners.

5. Reflects the percentage interests in any net cash proceeds from sale or refinancing of the apartment complex of (i) Series 11, and (ii) the local general partners. Net cash proceeds from sale or refinancing of the apartment complex is equal to the sale proceeds less payment of the mortgage loan and other local limited partnership obligations.

6. Series 11 normally will make its capital contributions to a local limited partnership in stages, with each contribution due when certain conditions regarding construction or operations of the apartment complex have been fulfilled. In the case of a completed apartment complex, Series 11 may pay its capital contributions in full at the time of its acquisition of the local limited partnership. Series 11 expects to negotiate adjuster provisions providing for a reduction in the capital contributions in the event the tax credits are less than originally anticipated. See "Investment Policies" and "Terms of the Local Limited Partnership Agreements" under "Investment Objectives and Policies" in the prospectus.

7. The president of Sunbelt Development Corporation is Russell J. Altizer. Since 1983, Mr. Altizer has been involved with the development and management of affordable housing in Arkansas and Louisiana. Mr. Altizer has been president of Sunbelt Development Corporation since January 1992. Sunbelt Development Corporation manages 44 RD-financed properties, including 21 tax credit properties, and is a general partner in 13 RD-financed properties, including 8 tax credit properties. Mr. Altizer, age 53, will provide the guarantees for the development. He has represented to Series 11 that, as of January 20, 2004, he had a net worth before provision for income taxes in excess of $3,500,000, a substantial portion of which is represented by illiquid assets.

                                       5

8. James W. Fieser is the owner and president of Fieser Holdings, Inc., a Texas corporation which was formed in 2003. Mr. Fieser, age 62, has been involved in the acquisition, financing and construction of approximately 66 affordable housing developments, consisting of approximately 4,800 units, and will provide the guarantees for the development. Mr. Fieser has represented to Series 11 that, as of March 15, 2004, he had a net worth before provision for income taxes in excess of $3,000,000, a substantial portion of which is represented by illiquid assets.

9. Hamilton Valley Management, Inc. currently manages 105 properties consisting of more than 3,700 units. Of these properties, 103 (3,681 units) are affordable housing, and 76 (2,581 units) are tax credit properties.

10. Shelborne Development Company, LLC is a Michigan limited liability company formed in 2001 by Kathy Makino and Mark Leipsitz. Ms. Makino and Mr. Leipsitz will provide the guarantees for the development. Kathy Makino has more than 20 years of development experience and has developed more than 400 tax credit units. Ms. Makino, age 43, has represented to Series 11 that, as of December 30, 2003, she had a net worth before provision for income taxes in excess of $8,000,000, a substantial portion of which is represented by illiquid assets. Mark Leipsitz has more than 20 years of development experience and has developed more than 400 tax credit units. Mr. Leipsitz, age 47, has represented to Series 11 that, as of December 30, 2003, he had a net worth before provision for income taxes in excess of $7,000,000, a substantial portion of which is represented by illiquid assets.

11. PM One has been in business for 28 years. The company currently manages approximately 18,900 affordable units.

12. In determining whether or not to make an investment in Helisa, Series 11 has made a loan to Helisa in advance of acquiring a local limited partnership interest therein. The loan is in the amount of $175,000 and matures on the earlier of the date on which Series 11 acquires a local limited partnership interest in Helisa, or October 7, 2004. Interest is payable at the rate of 10% per annum, and will be waived if Series 11 acquires an equity interest in Helisa. See "Investment Objectives and Policies - Investment Policies - Payment for Investments" in the Prospectus.

13. Harold E. Buehler, Sr. and Jo Ellen Buehler, both age 57, have represented to Series 11 that, as of January 1, 2004, they had a net worth before provision for income taxes in excess of $30,000,000, a substantial portion of which is represented by illiquid assets.

14. Buehler Enterprises, Inc. is a Tennessee corporation which was formed in 1984 by Harold E. Buehler, Sr. Buehler Enterprises, Inc. currently manages approximately 200 units consisting primarily of single-family homes and duplexes in Memphis.

15. Star-Holdings of Illinois, LLC has been involved with multi-family housing properties for more than 15 years. Star-Holdings of Illinois, LLC has represented to Series 11 that, as of December 31, 2003, it had a net worth before provision for income taxes in excess of $11,000,000, a substantial portion of which is represented by illiquid assets.

16. Professional Property Management, LLC is an Illinois corporation which was formed in 1987. The principal of Professional Property Management, LLC is Michael Moore. Professional Property Management, LLC has approximately 8,000 units of affordable multi-family housing under management, 2,400 of which are tax credit units.

17. The property is being developed by M.F. Carlson Co., Inc., Curtis G. Carlson Co., Inc. and Robert B. Carlson. The Carlsons collectively have 15 years of experience in developing affordable housing and have developed in excess of 455 multifamily units. The guarantors of the project are Curtis
     G. Carlson, Robert B. Carlson, and Mark Carlson, ages 49, 45 and 54, respectively. Curtis Carlson has represented to Series 11 that, as of March 23, 2004, he had a net worth before provision for income taxes in excess of $2,300,000. Mark Carlson has represented to Series 11 that, as of April 15, 2004, he had a net worth before provision for income taxes in excess of $1,000,000. Robert Carlson has represented to Series 11 that, as of March 25, 2004, he had a net worth before provision for income taxes in excess of $290,000. In each case, a substantial portion of net worth is represented by illiquid assets.

                                       6

18. CEPCO is a Minnesota corporation, which was formed in 1968. The president of CEPCO is Curtis G. Carlson. Curtis Carlson has been involved in property management for more than 30 years. CEPCO manages 823 affordable units of which 252 are tax credit units.

FEDERAL INCOME TAX CONSIDERATIONS

Tax Shelter Registration Number

         The taxpayer identification number and tax shelter registration number of Series 11 are 72-1566909 and 03213000029, respectively. See "Federal Income Tax Considerations - Tax Shelter Registration" in the prospectus.

                            APPENDIX A TO SUPPLEMENT

                        Description of Graphic Materials


1.  The outline of an eagle appears on page 1.